September  5,  2001



Securities  and  Exchange  Commission
Washington,  D.C.

Ladies  and  Gentlemen:

We were previously principal accountants for Professional Lease Management Income Fund I, L.L.C. and under the date of March 12, 2001, we reported on the consolidated financial statements of Professional Lease Management Income Fund I, L.L.C. as of and for the years ended December 31, 2000 and 1999. On August 30, 2001, our appointment as principal accountants was terminated. We have read Professional Lease Management Income Fund I, L.L.C.'s statements included under
Item 4(a) of its Form 8-K dated September 5, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the change was recommended by the Company's management, and that the Company did not consult with Deloitte & Touche regarding any of the issues specified in item 304(a)(2) of Regulation S-K.

Very  truly  yours,


<<KPMG>>


cc:  Stephen  M.  Bess
     Chief  Executive  Officer
     PLM  International,  Inc.